Exhibit 1.1

EXECUTION COPY

SELECT INCOME REIT

$350,000,000 2.85% Senior Notes due 2018

$400,000,000 3.60% Senior Notes due 2020

$300,000,000 4.15% Senior Notes due 2022

$400,000,000 4.50% Senior Notes due 2025

UNDERWRITING AGREEMENT

January 29, 2015

SELECT INCOME REIT

(a Maryland real estate investment trust)
$350,000,000 2.85% Senior Notes due 2018

$400,000,000 3.60% Senior Notes due 2020

$300,000,000 4.15% Senior Notes due 2022

$400,000,000 4.50% Senior Notes due 2025

UNDERWRITING AGREEMENT

January 29, 2015

Citigroup Global Markets Inc.

Jefferies LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

as Representatives of the several Underwriters

c/o                             UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

Select Income REIT, a Maryland real estate investment trust (the “Company”), confirms its agreement with Citigroup Global Markets Inc. (“Citigroup”), Jefferies LLC (“Jefferies”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Morgan Stanley & Co. LLC (“Morgan Stanley”), RBC Capital Markets, LLC (“RBC”) and UBS Securities LLC (“UBS”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Citigroup, Jefferies, BofA Merrill Lynch, Morgan Stanley, RBC and UBS are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A (plus such additional principal amounts of notes each Underwriter may be obligated to purchase pursuant to Section 10 hereof) of (i) $350,000,000 aggregate principal amount of the Company’s 2.85% Senior Notes due 2018 (the “2018 Notes”), (ii) $400,000,000 aggregate principal amount of the Company’s 3.60% Senior Notes due 2020 (the “2020 Notes”), (iii) $300,000,000 aggregate principal amount of the Company’s 4.15% Senior Notes due 2022 (the “2022 Notes”) and (iv) $400,000,000 aggregate principal amount of the Company’s 4.50% Senior Notes due 2025 (the “2025 Notes,” and together with the 2018 Notes, the 2020 Notes and the 2022 Notes, the “Notes”).  The Notes are to be issued pursuant to an indenture and a supplemental indenture, each to be dated as of February 3, 2015 (collectively, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Company understands that the Underwriters propose to make a public offering of the Notes as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has filed with the United States Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-200620), including the related prospectus, which registration statement became effective upon filing under Rule 462(e) (“Rule 462(e)”) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”).  Such registration statement covers the registration of the Notes and automatically became effective under the 1933 Act upon filing with the Commission.  Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus relating to the Notes in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations.  Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be a part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.”  Each prospectus used in connection with the offering of the Notes that omitted Rule 430B Information, but including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of first use of such prospectus, is herein called a “preliminary prospectus.”  Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations, is herein called the “Registration Statement”; provided, however, that “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Notes, which time shall be considered the “new effective date” of the Registration Statement with respect to the Underwriters and the Notes (within the meaning of Rule 430B(f)(2) of the 1933 Act Regulations (“Rule 430B(f)(2)”)).  The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”  The final prospectus, in the form furnished to the Underwriters for use in connection with the offering of the Notes, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement, is hereinafter collectively called the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, the

General Disclosure Package (as defined below), any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, the General Disclosure Package, any preliminary prospectus or the Prospectus, as the case may be, at the time of execution of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, the General Disclosure Package, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, the General Disclosure Package, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1.           Representations and Warranties.

(a)                               Representations and Warranties by the Company.  The Company represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time referred to in Section 1(a)(ii) hereof, and as of the Closing Time referred to in Section 2(b) hereof as follows:

(i)                                  Compliance with Registration Requirements.  (A) At the time of filing the Original Registration Statement, (B) at the time of the most recent amendment thereto, if any, for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Notes in reliance on the exemption provided by Rule 163 of the 1933 Act Regulations (“Rule 163”) and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405.  The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Notes, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement.”  The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form.

At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(ii)                              Effectiveness.  The Original Registration Statement became effective upon filing under Rule 462(e) on November 26, 2014, and any post-effective amendment thereto also became effective upon filing under Rule 462(e).  No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

Any offer that is a written communication relating to the Notes made prior to the filing of the Original Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

At the respective times the Original Registration Statement and any amendment thereto became effective, at each deemed effective date with respect to the Underwriters and the Notes pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied, complies and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The Prospectus and each amendment or supplement thereto, if any, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, complied, complies and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued or at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, at the time they were or hereafter are filed with the Commission, complied, comply and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”) and, when read together with the other information in the Registration Statement, such preliminary prospectus or the Prospectus, (a) at the time the Registration Statement became effective, (b) at the earlier of the time the Prospectus was first used and the date and time of the first contract of sale for the Notes, and (c) at the Closing Time did not, does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of the Applicable Time (as defined below), neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time and the Statutory Prospectus (as defined below), all considered together

(collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:55 p.m. (New York City time) on January 29, 2015 or such other time as agreed by the Company and the Representatives.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes (including those identified on Schedule B hereto) that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus (including any documents incorporated by reference therein) relating to the Notes that is included in the Registration Statement immediately prior to that time.

Each Issuer Free Writing Prospectus attached to Schedule B hereto, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the Company notifies the Representatives as described in the penultimate sentence of Section 3(f) hereof, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any amendments or supplements thereto or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

Each preliminary prospectus (including the prospectus filed as part of the Original Registration Statement or any amendment thereto) complied when so filed in all material respects with the 1933 Act Regulations.  Each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Notes was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T under the 1933 Act (“Regulation S-T”).

(iii)                     Independent Accounting Firms.  Each accounting firm that certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus is an independent public accounting firm as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board (United States).

(iv)                          Financial Statements.  The financial statements of the Company included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates and for the periods indicated; said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods presented.  The supporting schedules, if any, of the Company present fairly in all material respects the information set forth therein for the periods indicated.  The selected financial data and the summary selected financial information of the Company included in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein for the periods indicated and have been compiled on a basis consistent with that of the audited financial statements of the Company included in or incorporated by reference in the Registration Statement.  The pro forma financial statements and the related notes thereto included in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.  Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations.  Any forecasted financial, market or industrial information contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, and prepared by the Company has been prepared in good faith and the assumptions used in the preparation thereof are reasonable and there was a reasonable basis for the conclusions reached therein.  All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.  The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

To the Company’s knowledge, the financial statements of Cole Corporate Income Trust, Inc. (“CCIT”) incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus comply as to form in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations. To the Company’s knowledge, based upon due inquiry, such CCIT financial statements, together with the related schedule and notes present fairly the financial position of CCIT and its consolidated subsidiaries at the dates indicated and the consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statements of cash flows of CCIT and its consolidated subsidiaries for the respective periods specified.  To the Company’s knowledge, based upon due inquiry, such CCIT financial statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the periods involved.  To the Company’s knowledge, based upon due inquiry, the supporting schedule with respect to CCIT incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, presents fairly in accordance with GAAP, for the respective periods specified, the information required to be stated therein.

(v)                              No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise disclosed therein (including as contemplated by the pro forma financial statements incorporated by reference therein), (A) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those arising in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, (C) except for regular quarterly dividends on the Company’s common shares of beneficial interest, par value $.01 per share, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its shares of beneficial interest, and (D) there has not been (i) any material decrease in the Company’s consolidated net worth or (ii) any material increase in the short-term or long-term debt (including capitalized lease obligations but excluding borrowings under existing bank lines of credit) of the Company and its subsidiaries, on a consolidated basis.

(vi)                          Good Standing of the Company.  The Company has been duly organized and is validly existing as a real estate investment trust in good standing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and has, along with its subsidiaries, as applicable, power and authority to own, lease and operate the properties owned by the Company and its subsidiaries on the date hereof (each a

“Property” and collectively, the “Properties”) and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign trust to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

(vii)                     Good Standing of the Significant Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries’) has been duly organized and is validly existing as a limited liability company or real estate investment trust, as the case may be, in good standing with the SDAT and has the limited liability company or trust, as the case may be, power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus; and each Significant Subsidiary is duly qualified as a foreign limited liability company or real estate investment trust, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding membership interests or shares of beneficial interest, as the case may be, of each Significant Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity except as described in the Registration Statement, the General Disclosure Package and the Prospectus; none of the outstanding membership interests or shares of beneficial interest, as the case may be, of each Significant Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Significant Subsidiary.

(viii)                  Capitalization.  The authorized, issued and outstanding shares of beneficial interest of the Company have been duly authorized and validly issued by the Company and are fully paid and non-assessable (except as otherwise described in the Registration Statement, the General Disclosure Package and the Prospectus), and none of such shares of beneficial interest was issued in violation of preemptive or other similar rights of any securityholder of the Company.

(ix)                          Authorization of this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(x)                              Authorization of Material Documents.  The Company has entered into the following agreements: (i) a Transaction Agreement, dated March 12, 2012 (the “Transaction Agreement”), with Equity Commonwealth (formerly CommonWealth REIT), a Maryland real estate investment trust (“EQC”); (ii) an Amended and Restated Business Management Agreement, dated December 23, 2013 (the “Business Management Agreement”), with Reit Management & Research LLC (“RMR”); (iii) a Property Management Agreement, dated March 12, 2012 as amended by a First

Amendment to Property Management Agreement dated December 12, 2012 (the “Property Management Agreement”), with RMR and (iv) the Agreement and Plan of Merger, dated August 30, 2014 (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, SC Merger Sub LLC and CCIT.  The Transaction Agreement, the Business Management Agreement, the Property Management Agreement and the Merger Agreement are each referred to as a “Material Document.”  Each Material Document has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors’ rights and general principles of equity.

(xi)                          Authorization of the Notes.  The Notes have been duly authorized by the Company for issuance and sale pursuant to this Agreement.  The Notes, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefor specified herein, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii)                      Authorization of the Indenture.  The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiii)                  Descriptions of the Notes and the Indenture.  The Notes and the Indenture will conform in all material respects to the statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and will be in the form, in all material respects, filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(xiv)                  Absence of Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse

Effect; and the execution, delivery and performance of this Agreement, the Indenture,  the Merger Agreement and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby (including the issuance and sale of the Notes and the use of the proceeds from the sale of the Notes as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary trust action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries or, except as would not, singly or in the aggregate, have a Material Adverse Effect, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xv)                      Absence of Tenant Defaults.  Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company, no tenant is in default under any provision of a lease pursuant to which it leases space from the Company or any of its subsidiaries if such default would result in a Material Adverse Effect.

(xvi)                       Absence of Employees.  The Company and its subsidiaries do not have any employees.

(xvii)                 Absence of Proceedings.  There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (other than as disclosed therein), or which, if determined adversely to the Company, would result in a Material Adverse Effect or would prohibit the consummation of the transactions contemplated in the Registration Statement, the General Disclosure Package and the Prospectus or under this Agreement, the Indenture or the performance by the Company of its obligations hereunder and under the Indenture; the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their property or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not result in a Material Adverse Effect.

(xviii)          Accuracy of Exhibits.  There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits thereto which have not been so described and filed as required.

(xix)                  Possession of Intellectual Property.  The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business as described in the Registration Statement, the General Disclosure Package and the Prospectus and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xx)                      Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the due authorization, execution and delivery by the Company of this Agreement or for the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated in the Registration Statement, the General Disclosure Package and the Prospectus or under this Agreement or the Indenture, except such as may be required and will be obtained or made at or prior to the Closing Time and such as may be required by the securities or Blue Sky laws or real estate syndication laws of the various states or Canada in connection with the offer, sale and issuance of the Notes and, in the case of the performance thereof, except as are contemplated by the express terms of such documents to occur after the Closing Time and except (x) such as are otherwise described in the Registration Statement, the General Disclosure Package and the Prospectus or (y) such that the failure to obtain would not have a Material Adverse Effect.

(xxi)                  Absence of Manipulation.  Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate of the Company take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xxii)              Possession of Licenses and Permits.  The Company or its subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business of the Company and its subsidiaries as described in the Registration Statement, the General Disclosure Package and the Prospectus (collectively, “Governmental Licenses”), except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiii)          Title to Property.  The Company’s subsidiaries have good and insurable fee, easement or leasehold (as applicable) title to the Properties and the Company and its subsidiaries have good title to all other assets owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except (A) such as are described in the Registration Statement, the General Disclosure Package and the Prospectus, (B) liens for taxes not yet due and payable, (C) in the case of personal property located at certain real property, such as are subject to purchase money, equipment lease or similar financing arrangements which have been entered into in the ordinary course of business with an aggregate amount not in excess of $5 million or (D) those which do not, singly or in the aggregate, have a Material Adverse Effect.  All of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any of its subsidiaries has received any written notice of any material claim that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any such leases or subleases, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease and that would singly, or in the aggregate, have a Material Adverse Effect.  Except for leases and subleases in effect on the date hereof, no person has any possessory interest in any Property or right to occupy the same except under and pursuant to (i) licenses or easements entered into by the Company or a subsidiary or their predecessors, including EQC or any of its subsidiaries with respect to the 29 properties (251 buildings, leaseable land parcels and easements) the Company and its subsidiaries acquired from EQC and its subsidiaries (the “Initial Properties”), in the ordinary course of their business or (ii) liens, claims, encumbrances and restrictions described above, and except for the interests and rights as would not singly, or in the aggregate, have a Material Adverse Effect.

(xxiv)          Investment Company Act.  The Company is not required, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus

will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxv)              Environmental Laws.  The Company (and/or EQC with respect to the Initial Properties) has received and reviewed environmental reports or other environmental information on each Property.  Except as otherwise set forth in the Registration Statement, the General Disclosure Package and the Prospectus: (i) the Properties are in compliance with, and neither the Company nor any of its subsidiaries has any liability with respect to the Properties under, applicable Environmental Laws (as defined below) except for such non-compliance or liability which would not result in a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has at any time released (as such term is defined in Section 101 (22) of CERCLA (as defined below)) or otherwise disposed of or handled, Hazardous Materials (as defined below) on, to or from any Property, except for such releases, disposals and handlings as would not be reasonably likely to result in a Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries knows of any seepage, leak, discharge, release, emission, spill, or dumping of Hazardous Materials into waters (including, but not limited to, groundwater and surface water) on, beneath or adjacent to any Property, other than such matters as would not be reasonably likely to result in a Material Adverse Effect; (iv) neither the Company nor any of its subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law by any governmental or quasi-governmental body or any third party with respect to any Property or arising out of the conduct of the business of the Company or any of its subsidiaries at the Properties, except for such claims that would not be reasonably likely to result in a Material Adverse Effect or that would not be required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus; (v) none of the Properties is included or proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the United States Environmental Protection Agency or on any similar list or inventory issued by any other federal, state or local governmental authority having or claiming jurisdiction over such properties pursuant to any other Environmental Law, other than such inclusions or proposed inclusions as would not be reasonably likely to result in a Material Adverse Effect; and (vi) there are no pending administrative, regulatory or judicial actions, suits, demands, claims, notices of noncompliance or violation, investigations or proceedings relating to any applicable Environmental Law against the Company, any of its subsidiaries or the Properties, other than as would not be reasonably likely to result in a Material Adverse Effect.  As used herein, “Hazardous Material” shall include, without limitation, any flammable explosives, radioactive materials, chemicals, pollutants, contaminants, wastes, hazardous wastes, toxic substances, petroleum or petroleum products, asbestos-containing materials, toxic mold or any hazardous material as defined by or regulated under any Environmental Law.  As used herein, “Environmental Law” (individually, an “Environmental Law” and collectively “Environmental Laws”) shall mean any applicable foreign, federal, state or local law (including statute or common law), ordinance, rule, regulation, or judicial or administrative order, consent decree or judgment relating to the protection of human health (with respect to exposure to Hazardous Materials), the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Secs. 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Secs. 5101-5127, the Solid Waste Disposal Act, as amended, 42 U.S.C. Secs. 6901-6992k, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Secs. 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Secs. 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Secs. 136-136y, the Clean Air Act, 42 U.S.C. Secs. 7401-7671q, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Secs. 1251-1387, and the Safe Drinking Water Act, 42 U.S.C. Secs. 300f-300j-26, as any of the above statutes may be amended from time to time, and the regulations promulgated pursuant to any of the foregoing.

(xxvi)          Condition of Properties.  (A) None of the Properties is in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have a Material Adverse Effect; (B) neither the Company nor any of its subsidiaries has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting any Property that would, singly or in the aggregate, have a Material Adverse Effect; (C) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to any Property which would, singly or in the aggregate, have a Material Adverse Effect, or any state of facts or circumstances or condition or event which could, with the giving of notice or passage of time, or both, constitute such a violation; and (D) the improvements comprising any portion of each Property (the “Improvements”) are free of any and all physical, mechanical, structural, design or construction defects that would, singly or in the aggregate, have a Material Adverse Effect and the mechanical, electrical and utility systems servicing the Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects, except for such failures and defects that would not, singly or in the aggregate, have a Material Adverse Effect.

(xxvii)      Access and Utilities.  (A) Each of the Properties has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its use as described in the Prospectus, except where the failure to have such rights or services would not, singly or in the aggregate, have a Material Adverse Effect; (B) all public utilities necessary to the use and enjoyment of each of the Properties in the manner described in the Prospectus are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property, subject to such exceptions which, singly or in the aggregate, would not have a Material Adverse Effect; and (C) all roads necessary for the use of each of the Properties as described in the Prospectus have been completed and dedicated to public use and accepted by all applicable governmental authorities or access to such roads over private roads has been provided by recorded easements, subject to such exceptions which would not, singly or in the aggregate, have a Material Adverse Effect.

(xxviii) No Condemnation.  No condemnation or other proceeding has been commenced that has not been completed, and, to the Company’s knowledge, no such proceeding is threatened, with respect to all or any portion of the Properties or for the relocation away from any Property of any roadway providing access to the Properties or any portion thereof, except for such condemnations or proceedings that would not, singly or in the aggregate, have a Material Adverse Effect.

(xxix)  Registration Rights.  Except as otherwise set forth in the Registration Statement, the General Disclosure Package and the Prospectus, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.

(xxx)   Accounting Controls.  The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) any interactive data in XBRL incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company and its subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxxi)  Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the Company’s knowledge, any of the Company’s trustees or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxxii)  Tax Returns and Payment of Taxes.  All United States federal income tax returns regarding the Company and any of its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained.  The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment (including all real estate taxes) received by the Company or any of its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained.  The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxxiii) Insurance.  The Company and its subsidiaries carry or are entitled to the benefits of insurance (other than insurance coverage for officers and trustees of the Company) with, to the knowledge of the Company, financially sound and reputable insurers, in such amounts as are commercially reasonable for the properties owned by the Company and covering such risks, as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any of its subsidiaries will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.  Neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxxiv) Title Insurance.  The Company or its applicable subsidiary carries or is entitled to the benefits of title insurance with respect to the real property comprising each Property with, to the knowledge of the Company, financially sound and reputable insurers, in an amount not less than the purchase price for such Property, or, in the case of each Initial Property, EQC’s net book value of the real property comprising such Initial Property, insuring that the Company or its applicable subsidiary is vested with good and insurable fee, easement or leasehold (as applicable) title to each such Property, except to the extent the failure to carry such title insurance would not, singly or in the aggregate, result in a Material Adverse Effect.

(xxxv) Statistical and Market-Related Data.  Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained, if required, the written consent for the use of such data from such sources requiring consent.

(xxxvi)  REIT Qualification.  Commencing with its taxable year ended December 31, 2012, the Company has been organized and operated, and will continue to be organized and operated, in conformity with the requirements for qualification and taxation as a “real estate investment trust” (a “REIT”) under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

(xxxvii)Foreign Corrupt Practices Act.  Neither the Company nor, to the knowledge of the Company, any trustee, officer, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxviii) Money Laundering Laws.  The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxix)  OFAC.  Neither the Company nor, to the knowledge of the Company, any trustee, officer, agent, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(b)                              Officers’ Certificates.  Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Representatives or to counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby on the date of such certificate.

SECTION 2.           Sale and Delivery to the Underwriters; Closing.

(a)                               Notes.  The commitments of the several Underwriters to purchase the Notes pursuant to the terms hereof shall be deemed to have been made on the basis of the representations, warranties and agreements herein contained and shall be subject to the terms and conditions herein set forth.

(b)                              Payment.  The Company will deliver against payment of the purchase price of (i) 99.166% of the principal amount of 2018 Notes, plus accrued interest, if applicable, (ii) 98.610% of the principal amount of 2020 Notes, plus accrued interest, if applicable, (iii) 98.121% of the principal amount of 2022 Notes, plus accrued interest, if applicable, and (iv) 97.340% of the principal amount of 2025 Notes, plus accrued interest, if applicable, in the form of a permanent global security in definitive form for each of the 2018 Notes, the 2020 Notes, the 2022 Notes and the 2025 Notes (each a “Global Security” and collectively the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC.  Interests in the Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Prospectus.  Payment for the Notes shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account of the Company at a bank reasonably acceptable to the Representatives on February 3, 2015, or at such other time not later than ten full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Time”, against delivery to the Trustee as custodian for DTC of the Global Securities representing the 2018 Notes, the 2020 Notes, the 2022 Notes and the 2025 Notes, as applicable. The Global Securities will be made available for checking at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, at least 24 hours prior to the Closing Time.

(c)                               Denominations; Registration.  The Notes shall be issued in such authorized denominations and registered in such names as the Representatives shall request not later than one business day prior to the Closing Time.  The Notes shall be made available for inspection not later than 10:00 a.m. (New York City time) on the business day prior to the Closing Time, at the office of DTC or its designated custodian.

SECTION 3.           Covenants of the Company.  The Company covenants with each Underwriter as follows:

(a)                               Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 3(c), will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Notes shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus, including any document incorporated therein by reference or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the

Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes.  The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(b)                              Prevention of Stop Orders. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(c)                               Filing of Amendments and 1934 Act Documents.  The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (or new registration statement relating to the Notes or any amendment, supplement or revision to any preliminary prospectus (including the prospectus included in the Original Registration Statement or amendment thereto at the time it became effective)) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object by written notice (which may be delivered by electronic mail) of the Representatives to the Company.  The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or the 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object by written notice (which may be delivered by electronic mail) of the Representatives to the Company.  The Company will prepare a final term sheet substantially in the form set forth in Schedule B hereto (the “Final Term Sheet”) reflecting the final terms of the Notes, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall furnish the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(d)                             Delivery of Registration Statements.  The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, upon request, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, upon request, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters.  The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)                               Delivery of Prospectuses.  The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations, would be) required to be delivered under the 1933 Act, such number of copies (including by electronic means, if so requested by the Underwriters, in addition to or in lieu of, paper copies) of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f)                                Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Prospectus.  If at any time when a prospectus is required by the 1933 Act to be delivered  (or but for the exception afforded by Rule 172 of the 1933 Act Regulations would be required to be delivered) in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters or for the Company, which in the case of counsel for the Underwriters shall be communicated by the Representatives in writing (which may be delivered by electronic mail) to the Company, to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of such counsel, which in the case of counsel for the Underwriters shall be communicated by the Representatives in writing (which may be delivered by electronic mail) to the Company, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(c), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, the Company will use its best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Notes) and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request.  If at any time following issuance of an Issuer Free Writing Prospectus and prior to the completion of the sale of the Notes by the Underwriters, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicts or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Notes) or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances, prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing sentence shall not apply to statements in or omissions from any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(g)                              Blue Sky Qualifications.  The Company will use commercially reasonable efforts, in cooperation with the Underwriters, to qualify, if necessary, the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Notes; provided, however, that the Company shall not be obligated to (i) file any general consent to service of process, (ii) qualify as a foreign trust, as a dealer in securities or to do business in any jurisdiction in which it is not so qualified, or (iii) subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)                              Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earning statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(i)                              REIT Qualification.  The Company will use its best efforts, unless the board of trustees determines otherwise, to remain qualified for taxation as a REIT.

(j)                               Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds” in all material respects.

(k)                              Restriction on Sale of Debt Securities.  The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the 1933 Act relating to debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of UBS for a period beginning at the date of this Agreement and ending at the later of the Closing Time or the lifting of trading restrictions by the Representatives.  For the avoidance of doubt, this covenant does not prohibit draws under the Company’s existing $750,000,000 aggregate principal amount unsecured revolving credit facility, which matures on March 29, 2019, or $1,000,000,000 bridge loan facility, which matures on January 28, 2016, or the incurrence of secured mortgage or other indebtedness in connection with the acquisition of CCIT, during the period specified in the foregoing sentence.

(l)                                  Reporting Requirements.  The Company, during the period when the Prospectus is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(m)                          Issuer Free Writing Prospectuses.  The Company represents and agrees that, unless it obtains the prior written consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Representatives in writing is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

SECTION 4.           Payment of Expenses.

(a)                               Expenses.  The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Notes, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes by the Company to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other Company advisors, the fees associated with “comfort letters” required pursuant to this Agreement, as well as the fees and disbursements of the Trustee, (v) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(g) hereof, including filing fees and the reasonable fees and disbursements of one counsel for the Underwriters (not to exceed $10,000) in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Notes, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged by the Company in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of transportation chartered in connection with the road show, including 50% of the cost of aircraft, (x) any fees charged by any “nationally recognized statistical rating organization” (as that term is defined in Section 3(a)(62) under the 1934 Act, a “NRSRO”) for the rating of the Notes and (xi) the costs and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Notes made by the Representatives caused by a breach of the representation contained in the fourth paragraph of Section 1(a)(ii) (it being understood that the representation contained in such paragraph shall not apply to statements in or omissions from the General Disclosure Package made in reliance upon and in conformity with information furnished to the Company by the Underwriters through the Representatives in writing expressly for use in the General Disclosure Package).  For the avoidance of doubt, except as expressly set forth in this Section 4(a), Section 4(b), Section 6 or Section 7, the Underwriters shall pay their own costs and expenses, including the fees and expenses of their counsel, any transfer taxes on the resale of Notes by them and the expenses of advertising any offering of the Notes by them.

(b)                              Termination of Agreement.  If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5(m), Section 9(a)(i) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.           Conditions of the Underwriters’ Obligations.  The obligations of the several Underwriters hereunder to purchase and pay for the Notes pursuant to the terms hereof are subject to the accuracy of the representations and warranties of the Company contained in Section 1(a) hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)                               Effectiveness of Registration Statement.  The Registration Statement has become effective under the 1933 Act and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission to the Company for additional information shall have been complied with to the reasonable satisfaction of counsel for the Underwriters.  Each preliminary prospectus and the Prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B) and any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d).

(b)                         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.  At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in a form reasonably satisfactory to the Representatives, together with signed or reproduced copies of such opinion for each of the other Underwriters.

(c)                               Opinions of Sullivan & Worcester LLP.   At the Closing Time, the Representatives shall have received the favorable opinions, dated as of the Closing Time, of Sullivan & Worcester LLP, as special counsel and as tax counsel for the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such opinions for each of the other Underwriters.

(d)                             Opinion of Saul Ewing LLP.  At the Closing Time the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Saul Ewing LLP, special Maryland counsel for the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such opinion for each of the other Underwriters with respect to such matters as the Representatives shall reasonably request.

(e)                               Opinion of Sidley Austin LLP.  At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Sidley Austin LLP, counsel for the Underwriters, together with signed or reproduced copies of such opinion for each of the other Underwriters with respect to such matters as the Representatives shall reasonably request.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representatives.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(f)                                Company Officers’ Certificate.  At the Closing Time, there shall not have occurred, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any Material Adverse Effect and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, there has not occurred any Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied by the Company hereunder at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the best of such officers’ knowledge, threatened by the Commission.

(g)                              Company Chief Financial Officer’s Certificate.  At the Closing Time, the Representatives shall have received a certificate of the chief financial officer of the Company, dated as of the Closing Time, substantially in the form of Exhibit A hereto, together with signed or reproduced copies of such certificate for each of the other Underwriters.

(h)                              Accountant’s Comfort Letter from Ernst & Young LLP.  At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP, in their capacity as the Company’s independent registered public accounting firm, a letter dated as of such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements (including any financial statements pursuant to Rule 3-14 of Regulation S-X and pro forma financial statements) and certain financial information contained in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(i)                                  Accountant’s Comfort Letter from Deloitte & Touche LLP.  At the time of the execution of this Agreement, the Representatives shall have received from Deloitte & Touche LLP, in their capacity as CCIT’s independent registered public accounting firm, a letter dated as of such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements relating to CCIT and certain financial information contained in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(j)                                  Bring-down Comfort Letter from Ernst & Young LLP.  At the Closing Time, the Representatives shall have received from Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (h) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(k)                         Bring-down Comfort Letter from Deloitte & Touche LLP.  At the Closing Time, the Representatives shall have received from Deloitte & Touche LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (i) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(l)                                  No Ratings Downgrade.  Subsequent to the execution and delivery of this Agreement and at the Closing Time, there shall not have occurred any downgrading, nor shall any notice or announcement have been given or made of (i) any intended or potential downgrading or (ii) any review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Company by any NRSRO.

(m)                          Additional Documents.  At the Closing Time counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling such counsel to deliver its opinion pursuant to Section 5(d) hereof, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(n)                              Termination of Agreement.  If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by written notice from the Representatives to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 4, 6, 7, 8, 12, 13, 14, 15, 16 and 18 shall survive any such termination and remain in full force and effect.

SECTION 6.           Indemnification.

(a)                               Indemnification of Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)                                  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any Rule 430B Information or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)                              against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)                          against any and all expense whatsoever, as incurred (including the fees and disbursements of one separate firm of counsel (other than local counsel) chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

(b)                              Indemnification of Company, Trustees and Officers.  Each Underwriter severally agrees to indemnify and hold harmless the Company, its Affiliates, its trustees, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein.

(c)                               Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties hereunder similarly notified, by written notice delivered to the indemnified party as promptly as reasonably practicable after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election to so assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence, reasonably approved by the indemnifying party (or by the Representatives in the case of Section 6(b)), representing the indemnified parties who are parties to such action or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party; provided that in no event shall the indemnifying party or parties be liable for the fees and expenses of more than one firm of counsel (in addition to local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar related actions arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Subject to Section 6(d), the indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage liability or expense by reason of such settlement or judgment to the extent the indemnifying party is required to indemnify the indemnified party under Section 6(a) or (b) hereof.

(d)                             Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.           Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Notes as set forth on the cover of the Prospectus.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each trustee of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to their respective underwriting commitment, and not joint.

SECTION 8.   Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements of the Company contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Company and (ii) delivery of and payment for the Notes.

SECTION 9.   Termination of Agreement.

(a)        Termination; General.  The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has occurred, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus or General Disclosure Package, any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by such exchange or by order of the Commission or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities or (vi) if the ratings assigned to any debt securities issued or guaranteed by the Company by any NRSRO, as of the date hereof shall have been lowered since such date or if any such rating organization shall have publicly announced that it has placed any debt securities issued or guaranteed by the Company on what is commonly termed a “watch list” for possible downgrading.

(b)        Liabilities.  If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 4, 6, 7, 8, 12, 13, 14, 15, 16 and 18 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Notes”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i)         if the principal amount of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)        if the principal amount of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company.

No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the (i) Representatives or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Default by the Company.  If the Company shall fail at the Closing Time to sell and deliver the aggregate principal amount of Notes that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7, 8, 12, 13, 14, 15, 16 and 18 shall remain in full force and effect.  No action taken pursuant to this Section 11 shall relieve the Company from liability, if any, in respect of such default.

SECTION 12. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to the Representatives at Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Facsimile: (646) 291-1469, Attention: General Counsel; Jefferies LLC, 520 Madison Avenue, New York, New York, 10022, Attention: General Counsel, Facsimile: (212) 284-2280; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020, Attention: High Grade Transaction Management/Legal, Facsimile: (646) 855-5958; Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, Attention: Investment Banking Division, Facsimile: (212) 507-8999; RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, Attention: DCM Transaction Management, Facsimile: (212) 658-6137; UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Fixed Income Syndicate, Facsimile: (203) 719-0495; and notices to the Company shall be directed to it at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, attention of David M. Blackman, President and Chief Operating Officer, Facsimile: (617) 928-1305.

SECTION 13. No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, its shareholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, financial, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, financial, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14. Parties.  This Agreement shall inure to the benefit of and be binding upon each of the Underwriters and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and trustees referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers and trustees and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 15. Trial by Jury.  The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings.  The Section and sub-section headings herein are for convenience only and shall not affect the construction hereof.

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING SELECT INCOME REIT, DATED MARCH 9, 2012, AS AMENDED, AS FILED WITH THE MARYLAND STATE DEPARTMENT OF ASSESSMENTS AND TAXATION, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SELECT INCOME REIT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SELECT INCOME REIT.  ALL PERSONS DEALING WITH SELECT INCOME REIT IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SELECT INCOME REIT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.

[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

SELECT INCOME REIT

By	/s/ John C. Popeo
Name: John C. Popeo
Title: Treasurer and Chief Financial Officer

CONFIRMED AND ACCEPTED,
            as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

JEFFERIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                            INCORPORATED

MORGAN STANLEY & CO. LLC

RBC CAPITAL MARKETS, LLC
UBS SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.		JEFFERIES LLC

By:	/s/ Guy Dorsainvil II	By:	/s/ John P. Ockerbloom
Name: Guy Dorsainvil II		Name: John P. Ockerbloom
Title: Vice President		Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH		MORGAN STANLEY & CO. LLC
INCORPORATED

By	/s/ Jeffrey D. Horowitz	By:	/s/ Yurij Slyz
Name: Jeffrey D. Horowitz		Name: Yurij Slyz
Title: Managing Director		Title: Executive Director

RBC CAPITAL MARKETS, LLC		UBS SECURITIES LLC

By:	/s/ Scott G. Primrose	By:	/s/ Christopher Forshner
Name: Scott G. Primrose		Name: Christopher Forshner
Title: Authorized Signatory		Title: Managing Director

		By	/s/ Prath Reddy
Name: Prath Reddy
Title: Associate Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

SCHEDULE A

Name of Underwriter	Principal Amount of
	2018 Notes	2020 Notes	2022 Notes	2025 Notes
Citigroup Global Markets Inc.	$58,333,000	$66,666,000	$50,000,000	$66,666,000
Jefferies LLC	58,333,000	66,666,000	50,000,000	66,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	58,333,000	66,666,000	50,000,000	66,666,000
Morgan Stanley & Co. LLC	58,333,000	66,666,000	50,000,000	66,666,000
RBC Capital Markets, LLC	58,333,000	66,666,000	50,000,000	66,666,000
UBS Securities LLC	58,335,000	66,670,000	50,000,000	66,670,000
Total	$350,000,000	$400,000,000	$300,000,000	$400,000,000

Sch A-1

SCHEDULE B

Schedule of Issuer Free Writing Prospectuses Included in the General Disclosure Package

1.         Final Term Sheet, attached hereto as Annex A to this Schedule B

Sch B-1

Annex A to Schedule B

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

dated January 29, 2015

Registration No. 333-200620

Supplementing the Preliminary

Prospectus Supplement dated January 28, 2015

and Prospectus dated November 26, 2014

Select Income REIT

PRICING TERM SHEET

Issuer:	Select Income REIT

Expected Ratings:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Ranking:	Senior Unsecured Notes

Format:	SEC Registered

Security:	2.85% Senior Notes due 2018 (the “2018 Notes”) 3.60% Senior Notes due 2020 (the “2020 Notes”) 4.15% Senior Notes due 2022 (the “2022 Notes”) 4.50% Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	2018 Notes: $350,000,000 2020 Notes: $400,000,000 2022 Notes: $300,000,000 2025 Notes: $400,000,000

Trade Date:	January 29, 2015

Settlement Date:	February 3, 2015 (T+3)

Maturity Date:	2018 Notes: February 1, 2018 2020 Notes: February 1, 2020 2022 Notes: February 1, 2022 2025 Notes: February 1, 2025

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2015

Benchmark Treasury:

2018 Notes: 0.875% U.S. Treasury due January 15, 2018

2020 Notes: 1.625% U.S. Treasury due December 31, 2019

2022 Notes: 2.125% U.S. Treasury due December 31, 2021

2025 Notes: 2.250% U.S. Treasury due November 15, 2024

Benchmark Treasury Price / Yield:	2018 Notes: 100-3 ¾ / 0.835% 2020 Notes: 101-21 ¼ / 1.275% 2022 Notes: 103-22 / 1.560% 2025 Notes: 104-14 / 1.755%

Spread to Benchmark Treasury:	2018 Notes: + 215 basis points 2020 Notes: + 250 basis points 2022 Notes: + 280 basis points 2025 Notes: + 300 basis points

Yield to Maturity:	2018 Notes: 2.985% 2020 Notes: 3.775% 2022 Notes: 4.360% 2025 Notes: 4.755%

Coupon (Interest Rate):

2018 Notes: 2.85% per annum, accruing from February 3, 2015

2020 Notes: 3.60% per annum, accruing from February 3, 2015

2022 Notes: 4.15% per annum, accruing from February 3, 2015

2025 Notes: 4.50% per annum, accruing from February 3, 2015

Price to Public:

2018 Notes: 99.616% of principal amount, plus accrued interest from February 3, 2015

2020 Notes: 99.210% of principal amount, plus accrued interest from February 3, 2015

2022 Notes: 98.746% of principal amount, plus accrued interest from February 3, 2015

2025 Notes: 97.990% of principal amount, plus accrued interest from February 3, 2015

Use of Proceeds:

The Issuer intends to use the net proceeds from this offering to repay the $1.0 billion of borrowings outstanding under its bridge loan facility and to reduce borrowings outstanding under its revolving credit facility, both of which were used to fund, in part, its acquisition of Cole Corporate Income Trust, Inc. The Issuer’s revolving credit facility matures on March 29, 2019 (subject to potential extension to March 29, 2020 upon payment of a fee and meeting certain other conditions) and bears interest at LIBOR plus 105 basis points (subject to adjustment based on changes to its credit ratings).  Upon completion of the CCIT acquisition, the Issuer had $597 million outstanding under its revolving credit facility.

Redemption Provision:

Redemption at the Option of the Issuer

2018 Notes: Make-whole call at any time based on U.S. Treasury plus 35 basis points. If the 2018 Notes are redeemed on or after January 1, 2018 (one month prior to the stated maturity of the 2018 Notes), the make-whole amount will be zero.

2020 Notes: Make-whole call at any time based on U.S. Treasury plus 40 basis points. If the 2020 Notes are redeemed on or after January 1, 2020 (one month prior to the stated maturity of the 2020 Notes), the make-whole amount will be zero.

2022 Notes: Make-whole call at any time based on U.S. Treasury plus 45 basis points. If the 2022 Notes are redeemed on or after December 1, 2021 (two months prior to the stated maturity of the 2022 Notes), the make-whole amount will be zero.

2025 Notes: Make-whole call at any time based on U.S. Treasury plus 45 basis points. If the 2025 Notes are redeemed on or after November 1, 2024 (three months prior to the stated maturity of the 2025 Notes), the make-whole amount will be zero.

Special Mandatory Redemption

The CCIT Acquisition and Healthcare Properties Sale closed on January 29, 2015. Therefore, the Special Mandatory Redemption provision does not apply.

Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the preliminary prospectus supplement.

CUSIP / ISIN:	2018 Notes: 81618T AA8 / US81618TAA88 2020 Notes: 81618T AB6 / US81618TAB61 2022 Notes: 81618T AD2 / US81618TAD28 2025 Notes: 81618T AC4 / US81618TAC45

Pro Forma Ratio of Earnings to Fixed Charges[1]:	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	2.20x	1.93x

Joint Book-Running Managers:	Citigroup Global Markets Inc. Jefferies LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC

Conflicts of Interest:

Affiliates of certain of the underwriters are lenders under the bridge loan facility. Therefore, these affiliates will receive pro rata portions of the net proceeds from this offering used to repay borrowings under the bridge loan. Additionally, affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC are lenders under the Issuer’s revolving credit facility and will receive pro rata portions of the net proceeds from this offering used to reduce borrowings outstanding thereunder.

___________

1 Calculated based on the interest rate and other assumptions set forth in the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included in the Issuer’s Current Report on Form 8-K, filed with the SEC on January 28, 2015, adjusted to give effect to the issuance of $1.45 billion principal amount of notes and the application of the net proceeds as described above under “Use of Proceeds.”

The issuer has filed a registration statement (including a prospectus dated November 26, 2014 and a preliminary prospectus supplement dated January 28, 2015) with the SEC for the offering to which this communication relates. The information in this Pricing Term Sheet supplements the preliminary prospectus and supersedes the information in the preliminary prospectus to the extent it is inconsistent with the information in the preliminary prospectus. Financial information presented in, or incorporated by reference into, the preliminary prospectus is deemed to have changed to the extent affected by the changes described herein. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Jefferies LLC toll-free at 877-547-6340, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 800-294-1322, Morgan Stanley & Co. LLC toll-free at 866-718-1649, RBC Capital Markets, LLC toll-free at 866-375-6829 or UBS Securities LLC toll-free at 877-827-6444, ext. 561 3884.

Exhibit A

FORM OF CERTIFICATE OF CHIEF FINANCIAL OFFICER

Select Income REIT

Certificate of Chief Financial Officer

Reference is made to the underwriting agreement dated January 29, 2015 (the “Underwriting Agreement”) among Select Income REIT, a Maryland real estate investment trust (the “Company”), and the several underwriters named in Schedule A thereto, for whom, Citigroup Global Markets Inc., Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC are acting as representatives.  Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.

I, John C. Popeo, do hereby certify that I am the Treasurer and Chief Financial Officer of the Company, and, in my capacity as Treasurer and Chief Financial Officer, and based upon an examination of the Company’s financial records and schedules undertaken by myself or members of my staff who are responsible for the Company’s financial and accounting matters, do hereby certify on behalf of the Company that:

1.            I am familiar with the accounting, operations and records systems of the Company;

2.            I have read the (1) Registration Statement, (2) Prospectus and (3) General Disclosure Package;

3.            I have supervised the compilation of and reviewed the circled information contained on the attached Exhibit A, which is incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package.  I have compared the dollar and other amounts appearing on the attached Exhibit A to amounts in analyses prepared by the Company from its accounting records and found them to be in agreement in all material respects as of the specified dates.

This certificate is being furnished to the Underwriters, solely to assist them in conducting their investigation of the Company in connection with the offer and sale of the Notes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of February, 2015.

SELECT INCOME REIT

Name: John C. Popeo
Title: Treasurer and Chief Financial Officer